Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

VAUGHN TO BE NAMED GENESCO CHIEF OPERATING OFFICER

NASHVILLE, Tenn., Jan. 17, 2018-Genesco Inc. (NYSE: GCO) announced today that Mimi Eckel Vaughn, currently the Company’s senior vice president and chief financial officer, is to be named chief operating officer of the Company once her successor as chief financial officer is appointed. The Company has launched a search for a new chief financial officer.

Vaughn, a 14-year veteran of the Company, joined Genesco as vice president - strategy and business development in 2003, was promoted to senior vice president - strategy and business development in 2006, and was named senior vice president - strategy and shared services in 2009. In this role, she was responsible for strategy development for the Company and for growth initiatives and acquisitions. She was also responsible for shared services, including information technology, corporate logistics and human resources. She assumed her current position in February 2015.

Prior to joining the Company, Vaughn was executive vice president of business development and marketing and acting chief financial officer for Link2Gov Corporation in Nashville. From 1993 to 1999, she was a consultant at McKinsey & Company, based in Atlanta. During her tenure at McKinsey, Vaughn advised senior executives and board members, specializing in the consumer and retail sectors. Before joining McKinsey, Vaughn held corporate finance positions at Goldman Sachs & Co., Wasserstein Perella & Co., and Drexel Burnham Lambert.

Genesco Chairman, President, and Chief Executive Officer Robert J. Dennis said, “Mimi Vaughn has brought a compelling mix of intelligence, vision, and tenacity to successive roles at Genesco. First as head of corporate strategy and shared services and more recently as CFO, she has gained a deep understanding of all Genesco’s businesses and of the markets in which we operate. Mimi has been a key contributor in the growth and expansion of our Company during her tenure with Genesco. Her strategic insight and financial acumen in combination with her enthusiasm for Genesco’s position and prospects make her ideally suited for a broader role in the Company’s leadership. I look forward to working with her in her new role as soon as her successor as CFO is in place.”

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,725 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.